Exhibit 99.1

                              JCPenney News Release

CONTACT
Quinton Crenshaw          Tim Lyons                  Eli Akresh               Bob Johnson
Public Relations          Public Relations           Investor Relations       Investor Relations
(972) 431-5581            (972) 431-4834             (972) 431-2207           (972) 431-2217
qcrensha@jcpenney.com     tmlyons@jcpenney.com       eakresh@jcpenney.com      rvjohnso@jcpenney.com
---------------------     --------------------       --------------------      ---------------------



             JCPENNEY'S THIRD QUARTER OPERATING PROFIT INCREASES 66%

            Financial Position Strengthens and Cash Flow Accelerates

                         Holiday Season Outlook Positive


     PLANO, Texas, November 16, 2004 -- J. C. Penney Company, Inc. (NYSE: JCP) reported today that third quarter operating profit increased 66 percent and earnings from continuing operations were $0.50 per share compared to $0.31 per share last year. This year's quarterly earnings included the impact of $47 million, or $0.10 per share, for one-time charges associated with early debt retirements. Excluding the effects of these charges, earnings per share nearly doubled from last year.

     Allen Questrom, Chairman and Chief Executive Officer said, "Third quarter operating profit was significantly higher than our original expectations and I am pleased with the progress we continue to make. We are entering the fourth quarter with confidence and momentum, and stores are set for the holidays with exciting merchandise assortments supported by powerful marketing. Catalog/Internet continues to show strong sales and a significantly improved profit contribution. We are optimistic the economic environment will continue to improve. Although high energy prices remain a concern for our customer segment, we are encouraged by recent trends."

     Questrom added, "Our management team continues to focus on delivering trend-right fashion at affordable prices across all three of our shopping channels, Stores, Catalog and Internet. We have established a strong foundation over the past four years that provides a solid basis to take our performance to the next level as Mike Ullman leads JCPenney into the future."

Operating Results
------------------

     Third quarter operating profit increased 66 percent to $346 million compared with $208 million last year, driven by sales gains and continued improvement in gross margin and expense leverage. Operating profit increased to
7.7 percent of sales, an improvement of 290 basis points over last year. Comparable department store sales increased 2.7 percent and reflect strength throughout all merchandise areas. Catalog/Internet sales increased 3.6 percent over last year while continuing to provide a significant contribution to operating profit. Internet remains the fastest growing channel, increasing nearly 30 percent for the quarter.

     Gross margin increased by 230 basis points as a percent of sales reflecting continued benefits from our centralized business model, including better buying, marketing, store environment, and seasonal merchandise transition. Expenses were well managed and leveraged by 60 basis points as a percent of sales.


Financial Condition and Cash Flow
---------------------------------

     The Company's equity and debt reduction program announced in August is proceeding as planned and is expected to be completed within the next six to nine months. To date, the Company has repurchased 27.6 million shares of common stock for approximately $1.0 billion, and subsequent to completion of the call of the 5% Convertible Subordinated Notes, debt will have been reduced by $1.7 billion. At the end of the third quarter, long-term debt was $4.6 billion.

     As of October 30, 2004, cash investments were $4.6 billion. During the third quarter, the Company made a discretionary cash contribution to its pension plan of $300 million, or about $190 million after tax. The Company expects to have positive free cash flow for the year, driven by strong operating performance.

Fourth Quarter Sales and Earnings Guidance
-------------------------------------------

     Sales for the fourth quarter will be impacted by calendar shifts as a result of last year's fifty-third week, including the shift in the reporting of Thanksgiving into November this year from December last year. Sales for the fourth quarter on a 13 week versus 14 week basis are expected to be down low-single digits. The Company's monthly sales guidance is available on our investor relations website at http://www.jcpenney.net/company/finance/weekly.htm.

     Operating profit for the fourth quarter is expected to benefit from improving gross margins and continued SG&A leverage. The Company currently anticipates that fourth quarter earnings from continuing operations will be in the range of $0.95 to $1.05 per share, including the impact of an estimated $0.05 to $0.10 per share from one-time charges. The one-time charges are principally related to the Company's recently announced senior management transition as well as potential asset impairments.

     Senior management will host a live conference call and real-time webcast on Tuesday, November 16, 2004, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 4323460. The live webcast may be accessed via JCPenney's Investor Relations website (at JCPenney.net), or on StreetEvents.com (for members) and FullDisclosure.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of J.
C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of October 30, 2004, J. C. Penney Corporation, Inc. operated 1,020 JCPenney department stores throughout the United States and Puerto Rico, and 61 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions. In addition, non-GAAP terms referenced, such as EBITDA and free cash flow, are defined and presented in the Company's 2003 Annual Report on Form 10-K.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                          ----------------------------
                   (Amounts in millions except per share data)

                                                      13 weeks ended                                   39 weeks ended
                                                --------------------------------------      -------------------------------------
                                                 Oct. 30,       Oct. 25,    % Inc.            Oct. 30,       Oct. 25,        % Inc.
                                                  2004           2003        (Dec.)            2004            2003          (Dec.)
                                                ---------     --------       -------         ---------      --------        -------

SALES PERCENTAGES:
Comparable department store
   sales increase/(decrease)                         2.7%           1.8%                          6.2%          (0.3)%
Catalog/Internet sales increase/(decrease)           3.6%           4.1%                          2.9%          (1.4)%

STATEMENTS OF OPERATIONS:
Department Stores and Catalog/Internet
  sales, net                                     $ 4,461        $ 4,332       3.0%           $ 12,351       $ 11,688         5.7%

Gross margin                                       1,821          1,666       9.3%              4,879          4,432        10.1%
Selling, general and
   administrative (SG&A) expenses                  1,475          1,458       1.2%              4,148          4,087         1.5%
                                                ------------  -------------                 -------------  ------------
Operating profit                                     346            208      66.3%                731            345       100.0% +
Net interest expense                                  71             64      10.9%                177            199       -11.1%
Bond premiums and unamortized costs                   47              -     100.0% +               47              -       100.0% +
Real estate and other expense/(income)                 -              4        N/A                (13)           (17)        N/A
                                                ------------  -------------                 -------------  ------------
 Income from continuing operations
   before income taxes                               228            140      62.9%                520            163       100.0% +

Income tax expense                                    79             46      71.7%                181             52       100.0% +
                                                ------------  -------------                 -------------  ------------
Income from continuing operations                  $ 149           $ 94      58.5%              $ 339          $ 111       100.0% +
                                               ------------  -------------                 -------------  ------------

Discontinued operations, net of income tax
    (benefit)/expense of $-, $(5), $(178) and $22      -            (14)       N/A               (148)            30         N/A

                                                ------------  -------------                 -------------  ------------
Net income                                         $ 149           $ 80      86.3%              $ 191          $ 141        35.5%
                                                ============  =============                 =============  ============

Earnings per share from continuing
   operations - diluted                           $ 0.50         $ 0.31      61.3%             $ 1.12         $ 0.34       100.0% +

Earnings per share - diluted                      $ 0.50        $ 0.270      85.2%             $ 0.64         $ 0.45        42.2%


FINANCIAL DATA:

Ratios as a % of sales:
      Gross margin                                  40.8%          38.5%                         39.5%          37.9%
      SG&A expenses                                 33.1%          33.7%                         33.6%          35.0%
      Operating profit                               7.7%           4.8%                          5.9%           2.9%
Depreciation and amortization                       $ 91           $ 92                       $   264        $   2(1)
Effective income tax rate for
      continuing operations                         34.9%          33.6%                         34.9%         32.3%

COMMON SHARES DATA
Outstanding shares at end of period                267.0          273.0                         267.0          273.0
Average shares outstanding (basic shares)          279.2          272.0                         279.8          271.3
Average shares used for diluted EPS                309.0          298.0                         307.6          273.8
Shares repurchased                                  27.6              -                          27.6              -
Total cost of shares repurchased                 $ 1,040            $ -                       $ 1,040            $ -

(1)Excludes $22 million of accelerated depreciation for catalog facilities for the 39 weeks ended October 25, 2003, which is included in Real Estate and Other.

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                          ----------------------------
                              (Amounts in millions)

                                                                   Oct. 30,                      Oct. 25,
                                                                      2004                          2003
                                                                -------------                 -------------

SUMMARY BALANCE SHEETS:
Cash and short-term investments                                    $ 4,577                       $ 1,921
Merchandise inventory (net of LIFO reserves of $43 and $49)          4,237                         4,194
Other current assets                                                   386                           557
Property and equipment, net                                          3,496                         3,490
Other assets                                                         2,193                         1,941
Assets of discontinued operations                                        -                         6,973
                                                                -------------                 -------------

      Total assets                                                $ 14,889                      $ 19,076
                                                                =============                 =============
Accounts payable and accrued expenses                              $ 3,169                       $ 2,655
Short-term debt                                                         23                            29
Current maturities of long-term debt                                   603                           485
Current income taxes, payable and deferred                             110                           106
Long-term debt                                                       3,955                         5,103
Long-term deferred taxes                                             1,289                         1,330
Other liabilities                                                      997                           779
Liabilities of discontinued operations                                   -                         2,086
                                                                -------------                 -------------
      Total liabilities                                             10,146                        12,573
Stockholders' equity                                                 4,743                         6,503
                                                               -------------                 -------------
      Total liabilities and stockholders' equity                  $ 14,889                      $ 19,076
                                                                =============                 =============




                                                                            39 weeks ended
                                                              -------------------------------------------

                                                                   Oct. 30,                      Oct. 25,
SUMMARY STATEMENTS OF CASH FLOWS:                                     2004                          2003
---------------------------------                               -------------                 -------------

Net cash provided by/(used in):
      Total operating activities                                    $ (139)(1)                    $ (575)(1)
                                                                -------------                 -------------
      Investing activities
         Capital expenditures                                         (317)                         (243)
         Proceeds from sale of assets                                   28                            89
         Proceeds from the sale of Eckerd                            4,666                             -
                                                              -------------                 -------------
      Total investing activities                                     4,377                          (154)
                                                              -------------                 -------------
      Financing activities
         Change in debt                                               (845)                          409
         Stock repurchase program                                   (1,040)                            -
         Other change in stock                                         191                             6
         Dividends paid, preferred and common                         (116)                         (114)
                                                              -------------                 -------------
      Total financing activities                                    (1,810)                          301
                                                              -------------                 -------------
Cash (paid to) discontinued operations                                (845)(2)                      (125)
                                                              -------------                 -------------
Net increase/(decrease) in cash and short-term investments           1,583                          (553)
Cash and short-term investments at beginning of period               2,994                         2,474
                                                              -------------                 -------------
Cash and short-term investments at end of period                   $ 4,577                       $ 1,921
                                                              =============                 =============


(1) Includes a voluntary $300 million, or $190 million after tax, contribution to the Company's pension plan. (2) Includes an income tax payment of $624 million relating to the taxable gain on the sale of Eckerd.